Exhibit 23.1











INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1, in Amendment No. 1 to Registration Statement No. 333-71111 of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. on Form S-3, and in Registration Statements No. 333-87633 and No. 333-84344 of Ferrellgas Partners, L.P. on Form S-8 of our reports dated September 12, 2002, appearing in this Annual Report on Form 10-K of Ferrellgas Partners, L. P. and Ferrellgas Partners Finance Corp. for the year ended July 31, 2002.


DELOITTE & TOUCHE LLP

Kansas City, Missouri
October 22, 2002